Exhibit 99.2

NOTICE OF BLACKOUT PERIOD
To:    Directors and Executive Officers of The Marcus Corporation
Re:    Notice of Blackout Period
Date:     May 5, 2025
This notice is to inform you that, as directors and executive officers of The Marcus Corporation (the “Company”), you will be prohibited from trading in the Company’s common stock or related securities during a blackout period that will begin on June 30, 2025 at 4:00 p.m. (Central Time) and that is expected to end on or before July 23, 2025 (the “blackout period”). This blackout period is in addition to all regular quarterly blackout periods that you are subject to.
The blackout period is required to comply with the Sarbanes-Oxley Act of 2002 and Regulation BTR (the “Regulations”) in connection with the elimination of The Marcus Corporation Stock fund (the “Company Stock Fund”) as an investment option under the Marcus Corp 401k Retirement Savings Plan (the “401(k) plan”), and the liquidation of shares of the Company’s common stock currently held in the Company Stock Fund.
The Regulations prohibit an issuer’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity securities of the issuer during a blackout period involving the issuer’s retirement plans. In this regard, during the blackout period, participants in the 401(k) plan will be unable to change their investment elections or make other investment changes with respect to the Company Stock Fund. In addition, directors and executive officers may not engage in any other transaction, within or outside of the 401(k) plan, involving the Company’s equity securities, including pursuant to stock appreciation rights or other derivative securities. These restrictions apply whether or not you are a participant in, or eligible to participate in, the 401(k) plan.
Although certain types of transactions are permitted under Regulation BTR, including bona fide gifts or any purchases or sales made pursuant to written plans satisfying the conditions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, you are urged to avoid any discretionary change in your beneficial ownership of the Company’s common stock or other equity securities during the blackout period due to the limited duration of the blackout period. In any event, you may not trade any Company securities, unless you have advance written permission to do so from Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary of the Company.
If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, please contact Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary of the Company, at The Marcus Corporation, 111 E. Kilbourn Avenue, Suite 1200, Milwaukee, Wisconsin 53202, or by phone at (414) 905-1000.